EXHIBIT 99(d)

LOCK-UP AGREEMENT

     THIS LOCK-UP AGREEMENT (this “Agreement”) dated as of December 22, 2005, is entered into among Foster Wheeler Ltd., a Bermuda company (“Company”) and the securityholders named on Schedule I hereto, as such Schedule I is amended from time to time (collectively, the “Securityholders”), with respect to the Class A Warrants and Class B Warrants issued by the Company (the “Class A Warrants” and “Class B Warrants”, respectively, and together, the “Warrants”) owned by the Securityholders.

W I T N E S S E T H:

     WHEREAS, the Company intends to offer to issue additional common shares, par value $0.01 per share (“Common Shares”), in the amounts set forth in Section 1.2 hereof upon the exercise of the Class A Warrants (the “Class A Offer”) and the Class B Warrants (the “Class B Offer,” and together, the “Offers”) for a limited period of time as described herein (such additional Common Shares, the “Additional Shares”) in addition to the Common Shares issuable pursuant to the terms of the Warrants;

     WHEREAS, the Offers shall remain open for a period of at least twenty business days following commencement thereof, subject to extension by the Company (as such date may be extended, the “Expiration Date”);

     WHEREAS, as of the date hereof, each Securityholder beneficially owns and has the power to vote and dispose of the Warrants as set forth on Schedule I hereto (such Warrants, together with any additional Warrants that any Securityholder may acquire after the date of this Agreement, the “Securities”);

     WHEREAS, the Company desires to enter into this Agreement in connection with its efforts to consummate the Offers, and in consideration of the value of the Additional Shares pursuant to the Offers, each Securityholder has agreed to enter into this Agreement; and

     NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

     1.      Certain Covenants.

              1.1      Lock-Up. Subject to Section 1.2, each Securityholder hereby covenants and agrees that during the term of this Agreement, such Securityholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner, any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling such Securityholder from performing its obligations under this Agreement. Notwithstanding the foregoing, a Securityholder may transfer any or all of the Securities as follows: (i) in the case of a

Securityholder that is an entity, to any subsidiary, partner, or member of such Securityholder, and (ii) in the case of an individual Securityholder, to such Securityholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person or entity to which any of such Securities or any interest in any of such Securities is or may be transferred executes and delivers a letter to the Company in the form described in, and that otherwise complies with, the provisions of Section 6.4 of this Agreement.

             1.2      Exercise of Warrants. (a) Each Securityholder agrees to execute a letter of transmittal, exercise the Securities in accordance with their terms and to tender the applicable Exercise Price (as defined in the Warrant Agreement between the Company and Mellon Investor Services LLC, as Warrant Agent, dated as of September 24, 2004 (the “Warrant Agreement”)) in the Offers not later than ten (10) business days following the commencement of the Offer, and so long as the Offers substantially conform with the terms of the Offer Documents (as defined below and as they may be amended with the consent of the Securityholders as provided herein), such Securityholder shall not withdraw any exercise of such Securities unless such Offer has terminated or expired. Immediately following such exercise of Securities, each Securityholder shall provide the Company with sufficient information to identify the Securities so delivered, including, without limitation, the name of such Securityholder’s custodian participant in the Depository Trust Company and a VOI number from the Depository Trust Company identifying each exercise of Securities (the “Exercise Information”). Subject to the terms and conditions of the Offers, the Company hereby agrees to issue to the Securityholders 0.0865 Additional Shares for each Class A Warrant so exercised and to issue to the Securityholders 0.0018 Additional Shares for each Class B Warrant so exercised. In addition, the Company shall also issue that number of Common Shares required to be issued per each Warrant exercised in accordance with the terms of the Warrants. The Company shall deliver such Common Shares to the Securityholders within four business days following the Expiration Date.

             (b)      Each Securityholder further agrees that when it exercises its Securities pursuant to paragraph (a) of this Section 1.2, it will promptly deliver to the Company at the address set forth in Section 6.9 of this Agreement, copies of all exercise documents together with proof of delivery of such exercise documents to the Warrant Agent, such that the Company may verify and track the exercise of the Securities.

             1.3      Public Announcement. Each Securityholder shall consult with the Company before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the Company, except as may be required by law.

             1.4      Disclosure. Each Securityholder hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission (“the “SEC”) or the Nasdaq Stock Market (the “Nasdaq”) or any other national securities exchange and in the offer documents relating to the Offers (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement to the extent publishing or disclosure of such information is required by the SEC, Nasdaq or any other national securities exchange in connection with such announcements or disclosure or offer documents; provided, however, that the Company shall (i) afford each Securityholder a reasonable opportunity to review such public disclosures of its identity and ownership and (ii) make any modifications or revisions thereto reasonably requested by such Securityholder. The Company hereby authorizes each Securityholder to make such disclosure or filings as may be required by the SEC or the Nasdaq or any other national securities exchange.

             1.5      Restriction on Changes to Terms of Offers. The conditions to the Offers shall be substantially as set forth on Exhibit A. The Company shall not waive any of the conditions or otherwise modify any material terms or conditions of the Offers without the prior written consent of each Securityholder; provided, however, that any Securityholder that withholds its consent shall be deemed to no longer be a party to this Agreement and shall have no further obligations whatsoever with respect to this Agreement.

             1.6      Additional Agreements. If (i) the Company enters into a lock-up or similar agreement with another holder of Warrants with respect to or relating in any way to similar transaction and (ii) such agreement contains any term, provision or condition that is either more favorable to such holder of Warrants or other party in interest or more restrictive or onerous to the Company than those contained (or not contained) in this Agreement, then the Securityholders shall have the benefit of such term, provision or condition as if it were fully set forth herein and as if the Securityholders were signatories to such other agreement for the purpose of making such term, provision or condition legally valid, binding and enforceable by and between the Securityholders and the Company.

             1.7      Separate and Distinct Offers. The parties agree that the Offers are separate and distinct transactions independent of one another. The parties may exercise their rights hereunder separately with respect to each Offer.

     2.     Representations and Warranties of Securityholders. Each Securityholder, severally and not jointly, hereby represents and warrants to the Company, as of the date hereof and as of the date the Company issues Additional Shares pursuant to the Offers, respectively, that:

             2.1      Ownership. Such Securityholder has good and marketable title to, and is the sole legal and beneficial owner of the Securities, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever (collectively, “Liens”). At the time that the Company issues Additional Shares under the terms of the Offer, such Securityholder shall have conveyed or cause to be conveyed to the Warrant Agent or its designee electronically or otherwise (a) its election to exercise its warrants in the Offers and (b) payment to the Warrant Agent for the benefit of the Company of the Exercise Price of the Securities being exercised and any applicable transfer taxes, in each case in accordance with the Warrant Agreement.

             2.2      Authorization. Such Securityholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sufficient voting power and sufficient power of disposition with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto. Such Securityholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of such Securityholder, enforceable against such Securityholder in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

             2.3      No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require such Securityholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any material contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon such Securityholder, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on such Securityholder's ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Securities. Such Securityholder has not previously assigned or sold any of the Securities to any third party.

             2.4      Each Securityholder Has Adequate Information. Each Securityholder is (i) a “qualified institutional buyer” as such term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) an “accredited investor” as such term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, and in each case, such Securityholder is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in, and dispositions of, securities representing an investment decision like that involved in the Offers, and has requested, received, reviewed and considered all information it deems relevant in making an informed investment decision in the Offer and each Securityholder has been furnished with, or had access to, all materials relating to the business, finances and operations of the Company (including all reports filed with the Commission) and materials relating to the Offers which have been requested by such Securityholder, and each Securityholder has been afforded the opportunity to ask questions of the Company. Such Securityholder acknowledges that the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and in the Offer Documents.

             2.5      No Setoff. No Securityholder has any liability or obligation related to or in connection with the Securities other than the obligations to the Company as set forth in this Agreement.

             2.6      Adequate Funds. Each Securityholder has the available cash required to pay the Exercise Price of the Securities that such Securityholder is exercising in accordance with this Agreement. Such Securityholder will be in compliance with Regulations T, U and X under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the exercise of their Warrants.

     3.     Representations and Warranties of the Company. The Company hereby represents and warrants to each Securityholder, as of the date hereof and as of the date that the Company issues Additional Shares under the terms of the Offers, respectively, that:

             3.1      Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Offers and the transactions contemplated thereby have been duly authorized by the Company’s Board of Directors, the Company has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

             3.2      No Violation. Neither the execution and delivery of this Agreement by the Securityholders nor the consummation by the Securityholders of the transactions contemplated hereby will (i) violate any provision of the Company’s memorandum of association or bye-laws or other organizational documents or those of any of its material subsidiaries; or (ii) violate, or cause a breach of or default under, any material contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon the Company, except for such violations, breaches or defaults which are not reasonably likely to have a Material Adverse Effect. A “Material Adverse Effect” shall mean any change, event, occurrence, effect or state of facts that, individually, or aggregated with other such matters, is materially adverse to, or otherwise could reasonably be expected to materially adversely affect, the business, assets (including intangible assets), properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Agreement.

             3.3      Company SEC Documents. Since December 31, 2004, the Company and its subsidiaries, as applicable, have filed with the SEC any required Company SEC Documents. “Company SEC Documents” means all forms, reports, schedules, statements and other documents, as supplemented and amended since the time of filing through the date hereof, filed by each of the Company and its subsidiaries, as applicable, with the SEC under the Exchange Act or the Securities Act. The Company’s documents relating to the Offers (as the same may be amended as provided herein, the “Offer Documents”), when delivered to the Securityholders (and on the dates of delivery of any amended or superseding Offer Documents) (a) taken as a whole will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) will comply in all material respects with the applicable requirements of the Exchange Act. The consolidated financial statements of the Company included in the Company SEC Documents and to be included or incorporated by reference into the Offer Documents at the time filed (and, in the case of registration statements, on the dates of effectiveness and the dates of mailing, respectively) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

             3.4      No Material Adverse Effect. There has not occurred or become known to the Company any event, development or circumstance since December 31, 2004 that (i) has caused or could reasonably be expected to cause a Material Adverse Effect, or (ii) has or could reasonably be expected to have a material adverse effect on the Company’s ability to consummate the Offers that, in the case of clause (i) only, has not been disclosed in the Company SEC Documents, the Offer Documents or disclosed in writing to the Securityholders prior to the date hereof.

             3.5      No Governmental Filings, etc. Except as required by the Exchange Act, the Securities Act and the rules and regulations promulgated by the SEC thereunder, the execution, delivery and performance by the Company of this Agreement, the Offer and the transactions contemplated thereby do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body.

             3.6      Issuance of Common Shares. The issuance of the Common Shares upon the exercise of the Securities will be made pursuant to an effective registration statement filed under the Securities Act. Upon issuance, the Common Shares issued to the Securityholders shall be duly authorized, validly issued, fully paid and nonassessable shares of capital stock of the Company. For the avoidance of doubt, this Section 3.6 applies to all Common Shares issued to the Securityholders in accordance with the Offers, including the Additional Shares.

     4.     Survival of Representations and Warranties. The respective representations and warranties of each Securityholder and the Company contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

     5.       Specific Performance. Each Securityholder acknowledges that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such Securityholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to the Company upon the breach by any Securityholder of such covenants and agreements, the Company shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

     6.     Miscellaneous.

             6.1      Term and Termination Right. (a) This Agreement shall terminate upon the earliest of (i) the consummation or earlier termination by the Company of the Offer, (ii) the date that is five Business Days after the date hereof, if the Company has not launched the Offers by such date, (iii) the date that is 60 calendar days after the date hereof, if the Offers have not been consummated by such date, (iv) the filing of any voluntary or involuntary bankruptcy or other insolvency case or proceeding involving the Company or any of its subsidiaries or (v) the commencement of a proceeding by any court or regulatory authority having jurisdiction over the Company seeking to enjoin, restrict, modify or prohibit the Offers (the “Termination Date”). “Business Day” means any day that is not a Saturday, Sunday, or other day that is a federal holiday or a day on which the national securities exchanges or SEC are closed.

             (b)      At the Termination Date, this Agreement shall thereupon become void and be of no further force and effect, provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Termination Date or delivery of a Termination Notice.

             6.2      Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

             6.3      Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

             6.4      Additional Parties. Any person may become a party to this Agreement, including a person or entity required to become a party hereto by reason of a transfer of Securities as described in and permitted by Section 1.1 of this Agreement (any such person, an “Additional Party”), by executing and delivering to the Company a letter in the form attached as Exhibit B hereto, pursuant to which such person or entity (a) shall be bound by all of the terms and provisions of this Agreement as though an original party hereto, and (b) shall have agreed in writing with the Company to hold such Securities or interest in such Securities subject to all of the terms and provisions of this Agreement. This Agreement shall be the legal, valid and binding agreement of such Additional Party, enforceable against such Additional Party in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created by this Agreement is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

             6.5      Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter, other than prior agreements and understandings set forth in any confidentiality agreements entered into between the Company and any Securityholder. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

             6.6      Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

             6.7      Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Except as provided in Section 1.1, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Company may freely assign its rights to a direct or indirect wholly owned subsidiary of the Company without such prior written approval but no such assignment shall relieve the Company of any of its obligations hereunder. Any purported assignment without such consent shall be void.

             6.8      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.

             6.9      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(a)	If to the Company:

Foster Wheeler Ltd.
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, New Jersey 08809-4000
Attn: John Doyle
Telecopy: (908) 730-5315

with a copy to:	King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036
Attention: Lawrence A. Larose, Esq.
Telecopy: (212) 556-2222

(b)	If to a Securityholder, to such Securityholder’s address
set forth on Schedule I

             6.10    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

             6.11    Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

             6.12    Further Assurances. From time to time at or after the date Securities are exercised pursuant to the Offers, at the Company’s request and without further consideration, each Securityholder shall execute and deliver to the Company such documents and take such action as the Company may reasonably request in order to consummate more effectively the transactions contemplated hereby, including, but not limited to, using its best efforts to cause the appropriate warrant agent or registrar to record the exercise of the Securities.

             6.13    Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

             6.14    Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the Company and each Securityholder have caused this Agreement to be duly executed as of the day and year first above written.

FOSTER WHEELER LTD.

By: /s/ Lisa Fries Gardner

Name: Lisa Fries Gardner

Title: Vice President and Secretary

SECURITYHOLDER:
Aristeia Partners, L.P.

By: /s/ Robert H. Lynch, Jr.

Name: Robert H. Lynch, Jr.

Title: Managing Member of the General Partner

SECURITYHOLDER:
Aristeia International Limited

By: /s/ Robert H. Lynch, Jr.

Name: Robert H. Lynch, Jr.

Title: Managing Member of the Investment Manager

SECURITYHOLDER:
Whitebox Convertible Arbitrage Partners LP
Whitebox Convertible Arbitrage Advisors LLC
Whitebox Advisors LLC

By: /s/ Andrew Redleaf

Name: Andrew Redleaf

Title: Managing Member of the General Partner

[Signatures continue on next page]

SECURITYHOLDER:
HFR RVA Combined Master Trust
HFR Asset Management LLC
Whitebox Advisors LLC

By: /s/ Andrew Redleaf

Name: Andrew Redleaf

Title: Managing Member of the General Partner

Schedule I

Securityholder	Class A Warrants	Class B Warrants	Address

Aristeia Partners, L.P.	258,825	—	c/o Aristeia Capital, L.L.C.
			136 Madison Avenue, 3rd Fl.
			New York, NY10016

Aristeia International	1,589,927	—	c/o Aristeia Capital, L.L.C.
Limited			136 Madison Avenue, 3rd Fl.
			New York, NY10016

Whitebox Convertible	643,946	—	3033 Excelsior Blvd.
Arbitrage Partners LP			Suite 300
			Minneapolis, MN 55416

HFR RVA Combined	38,509	—	3033 Excelsior Blvd.
Master Trust			Suite 300
			Minneapolis, MN 55416

I-1

EXHIBIT A

Conditions of the Offers

The Offers are each conditioned upon the following:

no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to such Offer, or the exercise of Warrants for Common Shares under such Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of such Offer, or the exercise of Warrants for Common Shares under such Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, such Offer, or the exercise of Warrants for Common Shares under such Offer;

there shall not have occurred:

any general suspension of or limitation on trading in securities on the Nasdaq Stock Market or in the over-the-counter market, whether or not mandatory,

a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,

a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States,

any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

the Warrant Agent with respect to the Warrant Agreement shall not have objected in any respect to, or taken any action that could, in the Company’s reasonable judgment, adversely affect the completion of the Offer, or the exercise of Warrants for Common Shares under such Offer, nor shall the Warrant Agent have taken any action that challenges the validity or effectiveness of the procedures used by the Company in making such Offer, or the exercise of Warrants for Common Shares under such Offer.

A-1

     Subject to the terms of the Lock-up Agreement, the Company may, in its sole and reasonable discretion, waive any of the conditions to either or both Offers prior to expiration thereof. The conditions to the Offers are for the sole benefit of the Company, and may be waived at any time prior to expiration of the Offers, as applicable, for any reason. Failure by the Company to exercise any of its rights will not be a waiver of those rights. If the Company waives a material condition to either or both Offers, it will notify holders of securities of such waiver and hold such Offer open for acceptances and withdrawals for at least five business days after the notification of the waiver of such condition.

     The Offers are not conditioned upon one another.

A-2

EXHIBIT B

Foster Wheeler Ltd.
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, New Jersey 08809-4000
Attn: Raymond J. Milchovich

Ladies and Gentlemen:

     Reference is made to that certain Lock-up Agreement, dated as of December 22, 2005 (the “Lock-up Agreement”), by and among Foster Wheeler Ltd, a Bermuda company, and the Securityholders party thereto. Terms defined in the Lock-up Agreement are used herein as defined therein.

     [_____________] (the “Additional Party”) wishes, as of the date hereof, to become a party to the Lock-up Agreement as provided in subsection 6.4 thereto, with respect to the [____] Warrants held by such Additional Party [identify Securities] (the “Additional Securities”).

     The Additional Party acknowledges and confirms that by signing this letter, (a) it shall be bound by all of the terms and provisions of the Lock-up Agreement as though an original party hereto, with respect to the Additional Securities, and its name, address and the Additional Securities shall be added to Schedule I to the Lock-up Agreement, (b) agrees with the Company that it will hold the Additional Securities or interest in such Additional Securities subject to all of the terms and provisions of this Agreement and that such Additional Securities shall be deemed to be “Securities” of the Additional Party as defined in the Lock-up Agreement, and (c) the Lock-up Agreement shall be the legal, valid and binding agreement of the Additional Party, enforceable against the Additional Party in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created by the Lock-up Agreement is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

Very truly yours,

[Additional Party]

By:
Name:
Title:
Address: ______________________
______________________

B-1